Exhibit 99.1 Press Release
First Solar Announces Expansion
Phoenix, Ariz. — September 28, 2007 — First Solar, Inc. (Nasdaq:FSLR) announced today that its board of directors has approved the construction of an additional manufacturing plant in Malaysia with an annual nameplate production capacity of 120 Megawatts, representing an aggregate investment of approximately $150 million. The new plant is scheduled to start production in the first half of 2009 and will be built adjacent to two previously announced plants currently under construction in Malaysia.
First Solar operates manufacturing plants in the U.S. and Germany with total annual nameplate production capacity of 210MW and is currently constructing two additional manufacturing plants in Malaysia with total annual nameplate production capacity of 240MW. This expansion will bring the Company’s total annual nameplate production capacity to 570MW upon completion of all announced projects by the end of 2009.
The production from the newly announced plant expansion will be used to meet additional demand from First Solar’s existing customers, including Blitzstrom GmbH, Conergy AG, Gehrlicher Umweltschonende Energiesysteme GmbH, Phoenix Solar AG, and Reinecke + Pohl Sun Energy AG, and to meet demand under a new long term contract with ASSYCE Fotovoltaica, a Spanish renewable energy project developer and system integrator focused on large scale, grid connected solar power plants. First Solar recently signed contracts and contract extensions with these customers expanding sales volumes by a total of 625MW, allowing for additional

Exhibit 99.1 Press Release
sales of approximately $1.1 billion at an assumed exchange rate of $1.30/€1.00, over the period of 2007 to 2012. These customers are primarily targeting development of solar projects with First Solar modules in Germany, Spain, Italy, France, Greece and Portugal.
“Our customers have demonstrated that they are among the best positioned in the industry to develop meaningful project pipelines for large ground and roof-mounted projects across the EU,” stated Mike Ahearn, chief executive officer of First Solar, Inc. “We are pleased to build this additional production capacity to support their continued expansion and to strengthen our business relationships with these excellent companies, while further diversifying our European customer base with the recent addition of ASSYCE in Spain.”
About First Solar
First Solar, Inc. [Nasdaq: FSLR] manufactures solar modules with an advanced thin film semiconductor process that significantly lowers solar electricity costs. By enabling clean renewable electricity at affordable prices, First Solar provides an economic alternative to peak conventional electricity and the related fossil fuel dependence, greenhouse gas emissions and peak time grid constraints. For more information about First Solar, please visit www.firstsolar.com.
About Assyce Fotovoltaica
ASSYCE Fotovoltaica is a Spanish project developer and system integrator focused on large scale, grid connected free-field PV projects. The company was formed by specialists from different engineering fields whose goal is to reduce fossil fuel emissions with renewable energy. ASSYCE utilizes the latest innovations and technology on the market to maximize yield. For more information about ASSYCE, please visit www.assyce.com.
About Blitzstrom GmbH
Blitzstrom GmbH is a leading system integrator for thin-film module technology and an international wholesaler for photovoltaic solar systems. With a global network of subcontractors and a comprehensive product portfolio, Blitzstrom offers flexible technological solutions that are supported by efficient and reliable logistics, a wide range of consulting services regarding system optimization and financing. For more information about Blitzstrom, please visit www.blitzstrom.de.
About Conergy AG
Conergy AG considers itself to be the highest volume solar company in Europe, and also numbers

Exhibit 99.1 Press Release
among the leading international providers of other rapidly growing fields of renewable energy. Conergy pursues a customer-oriented global growth strategy which aims to offer each energy consumer worldwide the most appropriate technology in attractive markets for renewable energies. In foreign markets, the energy requirement for electricity, heat or cooling varies greatly. Conergy therefore offers a wide range of regenerative energy products, and has an internationally oriented management team. The Conergy Group is now represented with its own branch offices on five continents. For more information about Conergy, please visit www.conergy.de.
About Gehrlicher Umweltschonende Energiesysteme GmbH
Gehrlicher Umweltschonende Energiesysteme GmbH develops concepts and solutions for the innovative use of solar energy technology. Appealing both to investors with economic expectations and to clients with particular aesthetic requirements, Gehrlicher offers economically efficient and attractive solutions. With many years of experience and an unconditional focus on high-quality concepts, Gehrlicher is a leader in the solar energy industry. Providing solar modules, inverters and complete PV systems, Gehrlicher has been installing First Solar thin film modules in large-scale solar projects since 2002. For more information about The Gehrlicher Group, please visit www.gehrlicher.com.
About Phoenix Solar AG
Phoenix Solar AG is a leading international photovoltaic systems integrator. Until June 2007, the company operated under the name of Phönix SonnenStrom AG. Phoenix Solar AG plans, builds and operates large photovoltaic plants and is a wholesaler of solar modules and accessories. With a sales network in Germany, subsidiaries in Spain and Singapore, and a substantial presence in Italy, Phoenix Solar AG is a leader in photovoltaic systems technology. For more information about Phoenix Solar AG, please visit www.phoenixsolar.com.
About Reinecke + Pohl Sun Energy AG
Reinecke + Pohl Sun Energy group is one of the leading manufacturer-independent system integrators in the photovoltaic sector. Under the brand COLEXON the operative subsidiaries design and install turnkey photovoltaic plants for institutional and private investors in Germany and abroad. Reinecke + Pohl Sun Energy AG is listed in the Prime Standard at the German Stock Exchange in Frankfurt. For more information about Reinecke + Pohl Sun Energy AG, please visit www.rpse.de.
For First Solar Investors
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships and other risks detailed in the company’s filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
For Media Inquiries Contact:
Paula Vaughnn
First Solar, Inc.
(602) 414-9322
pvaughnn@firstsolar.com
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